EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports third quarter results

•	Net earnings of $99 million, or $0.13 per diluted share
•	Net earnings before special items of $59 million, or $0.08 per diluted share
•	Announced agreement to sell 555,000 acres of Michigan timberlands for $300 million

SEATTLE (October 25, 2019) - Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $99 million, or 13 cents per diluted share, on net sales of $1.7 billion. This compares with net earnings of $255 million, or 34 cents per diluted share, on net sales of $1.9 billion for the same period last year.

Excluding a net after-tax benefit of $40 million for special items, primarily relating to a product remediation insurance recovery, the company reported third quarter net earnings of $59 million, or eight cents per diluted share. This compares with net earnings before special items of $214 million for the same period last year and $123 million for the second quarter of 2019.

Adjusted EBITDA for the third quarter of 2019 was $308 million compared with $505 million for the same period last year and $343 million for the second quarter of 2019.

“In the third quarter, we again delivered strong operating performance despite challenging market conditions,” said Devin W. Stockfish, president and chief executive officer. “We also announced the pending sale of 555,000 acres in Michigan, which will further optimize our timberlands portfolio. Looking forward, we continue to expect that U.S. housing activity will follow a modest growth trajectory. We remain intently focused on achieving operational excellence in every aspect of our business and fully capitalizing on every available market opportunity to drive value for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2019	2019	2018
(millions, except per share data)	Q2	Q3	Q3
Net sales	$1,692	$1,671	$1,910
Net earnings	$128	$99	$255
Net earnings per diluted share	$0.17	$0.13	$0.34
Weighted average shares outstanding, diluted	746	747	757
Net earnings before special items(1)(2)	$123	$59	$214
Net earnings per diluted share before special items(1)	$0.16	$0.08	$0.28
Adjusted EBITDA(1)	$343	$308	$505

(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

Second quarter 2019 after-tax special items include a $5 million benefit from finalizing the noncash settlement charge incurred in first quarter 2019 related to the transfer of pension assets and liabilities through the purchase of a group annuity contract. Third quarter 2019 after-tax special items include a $51 million benefit related to a product remediation insurance recovery and an $11 million legal charge. Third quarter 2018 after-tax special items include a $41 million tax benefit related to a voluntary contribution to our US qualified pension plan.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q2	Q3	Change
Net sales	$532	$523	($9)
Contribution to pretax earnings	$102	$72	($30)
Adjusted EBITDA	$175	$154	($21)

Q3 2019 Performance – In the West, average sales realizations for domestic and export logs declined and domestic sales volumes were seasonally lower. Log and haul costs increased as Western harvest activity shifted to higher elevation units. In the South, average sales realizations decreased slightly compared with the second quarter due to mix, and higher fee harvest volumes were partially offset by slightly higher forestry spending.

Q4 2019 Outlook – Weyerhaeuser expects fourth quarter earnings will be comparable with the third quarter and Adjusted EBITDA will be slightly lower. In the South, the company anticipates lower fee harvest volumes and slightly lower average log sales realizations. In the West, the company expects seasonally lower road and unit logging costs and modestly higher average domestic sales realizations, partially offset by lower log sales volumes.

In September 2019, the company announced an agreement to sell its 555,000 acres of Michigan timberlands. The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2019.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q2	Q3	Change
Net sales	$81	$69	($12)
Contribution to pretax earnings	$35	$32	($3)
Adjusted EBITDA	$71	$60	($11)

Q3 2019 Performance – Earnings and Adjusted EBITDA decreased due to lower real estate sales. The number of acres sold declined and the average price per acre increased due to geographic mix.

Q4 2019 Outlook – Weyerhaeuser anticipates fourth quarter earnings and Adjusted EBITDA will be lower than the third quarter. The company continues to expect full year 2019 Adjusted EBITDA for the segment will be approximately $270 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q2	Q3	Change
Net sales	$1,210	$1,204	($6)
Contribution to pretax earnings	$81	$143	$62
Pretax benefit for special items	$—	($68)	($68)
Contribution to pretax earnings before special items	$81	$75	($6)
Adjusted EBITDA	$128	$123	($5)

Q3 2019 Performance – Seasonally higher sales volumes for most products were more than offset by higher unit manufacturing costs, primarily due to scheduled downtime in engineered wood products and modest hurricane-related downtime in the company’s Southern lumber operations.

Average sales realizations for oriented strand board and lumber were comparable with the second quarter average, reflecting the company’s regional mix. Although the published North Central benchmark price for oriented strand board improved during the third quarter, published pricing for other regions trended lower. Similarly, third quarter price improvement for Southern yellow pine lumber trailed the benchmark Framing Lumber Composite.

Third quarter special items consist of a $68 million pretax benefit from product remediation insurance proceeds.

Q4 2019 Outlook – Weyerhaeuser anticipates fourth quarter earnings before special items and Adjusted EBITDA for Wood Products will be lower than the third quarter, but higher than the fourth quarter of 2018, before any improvement in average sales realizations. The company expects seasonally lower sales volumes across most products, higher Western log costs, and modest improvement in other operating costs.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 12 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In 2018, we generated $7.5 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 25, 2019 to discuss third quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 25, 2019.

To join the conference call from within North America, dial 855-223-0757 (access code: 8899987) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 8899987). Replays will be available for two weeks at 855-859-2056 (access code: 8899987) from within North America and at 404-537-3406 (access code: 8899987) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including with respect to the following: our earnings, earnings before special items, Adjusted EBITDA; average log sale realizations; log sale volumes; fee harvest volumes as well as road and logging costs in our timber business; sales volumes as well as log and manufacturing operating costs for Wood Products. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;
•

market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
•	restrictions on international trade and tariffs imposed on imports or exports;
•	the availability and cost of shipping and transportation;
•	economic activity in Asia, especially Japan and China;
•	performance of our manufacturing operations, including maintenance and capital requirements;
•	potential disruptions in our manufacturing operations;
•	the level of competition from domestic and foreign producers;
•	raw material availability and prices;
•	the effect of weather;
•	changes in global or regional climate conditions and governmental response to such changes;
•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	energy prices;
•	our operational excellence initiatives;
•

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;
•	federal tax policies;
•	the effect of forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;
•	the accuracy of our estimates of costs and expenses related to contingent liabilities;
•	changes in accounting principles; and
•

other matters described under “Risk Factors” in our annual reports on Form 10-K, as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS (LOSS)

We reconcile Adjusted EBITDA to net earnings (loss) for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$128
Interest expense, net of capitalized interest					91
Income taxes					(37)
Net contribution to earnings (loss)	$102	$35	$81	$(36)	$182
Non-operating pension and other postretirement benefit costs(1)	—	—	—	10	10
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	102	35	81	(32)	186
Depreciation, depletion and amortization	73	3	47	1	124
Basis of real estate sold	—	33	—	—	33
Adjusted EBITDA	$175	$71	$128	$(31)	$343

(1)

Non-operating pension and other postretirement benefit costs includes a pretax special item consisting of a $6 million benefit from finalizing the noncash settlement charge incurred in first quarter 2019 related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$99
Interest expense, net of capitalized interest					91
Income taxes					3
Net contribution to earnings (loss)	$72	$32	$143	$(54)	$193
Non-operating pension and other postretirement benefit costs	—	—	—	15	15
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	72	32	143	(45)	202
Depreciation, depletion and amortization	82	4	48	1	135
Basis of real estate sold	—	24	—	—	24
Special items included in operating income (loss)(1)	—	—	(68)	15	(53)
Adjusted EBITDA	$154	$60	$123	$(29)	$308

(1)	Operating income (loss) includes pretax special items consisting of a $68 million product remediation insurance recovery and a $15 million legal charge.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2018:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$255
Interest expense, net of capitalized interest					93
Income taxes(1)					(15)
Net contribution to earnings (loss)	$126	$36	$213	$(42)	$333
Non-operating pension and other postretirement benefit costs	—	—	—	17	17
Interest income and other	—	—	—	(13)	(13)
Operating income (loss)	126	36	213	(38)	337
Depreciation, depletion and amortization	80	4	37	1	122
Basis of real estate sold	—	46	—	—	46
Adjusted EBITDA	$206	$86	$250	$(37)	$505

(1)	Income taxes includes a $41 million tax benefit related to our $300 million pension contribution. There were no pretax special items in third quarter 2018.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons, and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2019	2019	2018
(millions)	Q2	Q3	Q3
Net earnings	$128	$99	$255
Legal charge	—	11	—
Pension settlement charge	(5)	—	—
Product remediation recovery	—	(51)	—
Tax adjustment	—	—	(41)
Net earnings before special items	$123	$59	$214

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2019	2019	2018
	Q2	Q3	Q3
Net earnings per diluted share	$0.17	$0.13	$0.34
Legal charge	—	0.02	—
Pension settlement charge	(0.01)	—	—
Product remediation recovery	—	(0.07)	—
Tax adjustment	—	—	(0.06)
Net earnings per diluted share before special items	$0.16	$0.08	$0.28